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                                                                    Exhibit 8.1

                                          February 28, 2002

Digene Corporation
1201 Clopper Road
Gaithersburg, MD 20878

      Re:  Merger of Cruiser, Inc.
           with and into Digene Corporation

Ladies and Gentlemen:

   You have requested our opinion as to certain federal income tax consequences resulting from the merger (the "Merger") of Digene Corporation, a Delaware corporation ("Company"), and Cruiser, Inc., a Delaware corporation ("Merger Sub"), pursuant to the Agreement and Plan of Merger, dated February 19, 2002 (the "Merger Agreement"), by and among CYTYC Corporation, a Delaware corporation ("Parent"), Company and Merger Sub. Capitalized terms not defined in this opinion letter have the meanings given them in the Merger Agreement.

   Under the terms of the Merger Agreement, Merger Sub will make the Offer for the Company's stockholders to tender Company Common Stock in exchange for the right to receive from Merger Sub the Merger Consideration, which will be provided to the Merger Sub by Parent. Upon completion of the Offer, assuming that the conditions to the Offer and the Merger set forth in the Merger Agreement are satisfied, Merger Sub, a direct wholly-owned subsidiary of Parent, will merge with and into Company. In the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock owned by Parent or Merger Sub and Dissenting Shares, will convert into the Merger Consideration and any shares of Company Common Stock held by Merger Sub or Parent will be cancelled.

   The Merger Consideration is 1.1969 shares of Parent Common Stock and $4.00 of cash. A holder of Company Common Stock who would otherwise receive fractional shares, will instead receive cash in lieu of fractional shares as set forth in the Merger Agreement. After the Merger, Parent will cause Company to merge with and into Parent, and Parent shall survive, if Parent determines such transaction to be necessary for the transaction to qualify as a tax-free reorganization under Section 368(a) of the Code. For purposes of this opinion, the Offer, the Merger, and if it occurs, the merger of Company with and into Parent, all as contemplated by the Merger Agreement, shall together be referred to as the "Transaction."

   Parent has filed with the Securities and Exchange Commission (the Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Parent ("Parent Common Stock") to be issued to the Company stockholders in the Merger in exchange for their common stock in Company ("Company Common Stock").

   In rendering this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following:

   (i) the Merger Agreement;

  (ii) the Registration Statement;

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Digene Corporation
February 28, 2002

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 (iii) the Company's filings on Schedule 14D-9 under the Securities Exchange
       Act of 1934, as amended;

  (iv) the representations made to this firm by Company in the Company Officer's Certification dated February 28, 2002 (the "Company Officer's Certificate");

   (v) the representations made to this firm by Parent in Parent Officer's Certificate dated February 28, 2002 (the "Parent Officer's
       Certificate"); and

  (vi) such other documents and information as we deemed to be necessary or appropriate in order to render the opinions set forth herein.

In our review, we have assumed the accuracy of all information set forth in such documents, the genuineness of all signatures on the documents which we have reviewed and the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies.

   Based upon and subject to the foregoing, we are of the opinion that:

      1. For federal income tax purposes, the Transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986 (the "Code"). Further, if Company merges with and into Parent with Parent surviving after the Merger, the Transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Each of Parent, Company, and Merger Sub will be a "party to a reorganization" within the meaning of Code Section 368(b).

      2. No gain or loss will be recognized by Company by reason of the Transaction.

      3. Any gain realized by a Company stockholder upon the receipt of Parent Common Stock and cash in exchange for shares of Company Common Stock in the Transaction will be recognized by such Company stockholder, but in an amount not in excess of the amount of cash received.

      4. No loss will be recognized by Company stockholders upon the receipt of Parent Common Stock and cash in exchange for their Company Common Stock in the Transaction (except that loss may be recognized by Company stockholders with respect to the receipt of cash in lieu of fractional shares of Parent Common Stock as described below).

      5. The payment of cash in lieu of the issuance of fractional shares of Parent Common Stock will be treated as if fractional shares of Parent Common Stock had been issued in the Merger and then redeemed by Parent. Such cash payments will be treated as having been received in full payment in exchange for the shares of Parent Common Stock redeemed. Accordingly, a Company stockholder will recognize gain or loss, measured by the difference between the amount of cash received and stockholder's adjusted basis in the fractional shares of Parent Common Stock treated as having been redeemed.

      6. The basis of a holder of Company Common Stock in the shares of Parent Common Stock which such holder will receive in the Transaction will be (i) the same as such holder's basis in the shares of Company Common Stock surrendered in exchange therefor, (ii) increased by the amount of gain recognized by such holder as a result of the Transaction, (iii) reduced by the amount of cash received in the Transaction, and (iv) further reduced by the basis of any unissued fractional shares (for which cash will be paid).

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Digene Corporation
February 28, 2002

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      7.  The holding period of the shares of Parent Common Stock to be received in the Transaction by each Company stockholder will include the holding period of the Company Common Stock surrendered by such holder, provided that the shares of Company Common Stock were held as capital assets on the date of the Merger.

   We express no opinion as to the tax consequences of the Transaction except as expressly set forth above, or as to any transaction other than the Transaction. We also note that certain Company stockholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Transaction to such stockholders accordingly may differ from the ones of general application that are described above.

   Further, our opinion is based on the Code, Treasury Regulations, case law, and Internal Revenue Service announcements and rulings as of the date of this opinion. All such authorities are subject to change, which change may be retroactive and may affect the conclusions rendered in this opinion.

   Our opinion is conditioned, among other things, upon the Merger being consummated in the manner described in the Merger Agreement such that the Effective Time occurs no later than one year after the first acceptance of shares of Company Common Stock pursuant to the Offer, there being no change in the law applicable to the Merger between the date hereof and the Effective Time and upon the representations made in the Company Officer's Certificate and Parent Officer's Certificate being true and correct at all times from and after the date hereof up to and including the Effective Time. In the event that we are unable to deliver an opinion confirming such federal income tax consequences at the closing of the Merger, this opinion shall be deemed to be withdrawn.

   This opinion is provided to you solely for your use in connection with the preparation and filing of the Registration Statement and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than to the Internal Revenue Service in connection with an examination of the transaction contemplated by the Merger Agreement or to the Securities and Exchange Commission in connection with Parent's registration statement for the transactions described in the Merger Agreement) or to other persons without our prior written consent.

   We hereby consent to the filing of this opinion by Parent as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/  Ballard Spahr Andrews &
                                            Ingersoll, LLP

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